Exhibit (i)

Dechert LLP

1775 I Street, N.W.

Washington, DC 20006

October 28, 2010

PIMCO ETF Trust

840 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by PIMCO ETF Trust, a Delaware statutory trust (“Trust”), of Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A (“Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of beneficial interests of the Trust, under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about October 29, 2010 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP